EXHIBIT 99.1

March 19, 2008	OTCBB: INMG

IMI Global Names Dannette D. Boyd Chief Financial Officer

CASTLE ROCK, Colo. — Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced the appointment of Dannette Boyd as chief financial officer.  Boyd replaces the retiring Mark McGregor.

Boyd is a CPA with more than 15 years of professional experience, including a deep background in SEC and financial reporting, due diligence, debt and equity financing transactions, consolidations and integrations, and process improvement and re-design.

Prior to joining IMI Global, Boyd was controller with Einstein Noah Restaurant Group, where she managed a staff of 25 and was responsible for monthly, quarterly and annual close cycles, preparation of financial statements, and co-managing the auditors during the annual audit process.  Previous assignments include: assistant controller, Sirenza Microdevices; audit services with KPMG Peat Marwick; accounting manager, DF&R Restaurant Company; and accountant, CSI/CDC Company.

“We welcome Dannette Boyd to the executive management team at a time when we are experiencing strong growth and improved profitability,” said John Saunders.  “She brings a wealth of experience in all aspects of public company finance and accounting, and we look forward to benefiting from her expertise in helping emerging growth companies achieve their financial objectives.”

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  IMI operations include www.CattleNetwork.com , an online service offering market information and industry news to the cattle industry, and www.CattleStore.com , an online source for livestock supplies, such as animal identification, medical equipment and veterinarian supplies.  Additional IMI web sites include www.USVerified.com , www.AgNetwork.com  and www.PetSupplyVerified.com .

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace, and Ms. Boyd’s impact on the Company are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and nine-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders, Chief Executive Officer

303-895-3002

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044